Exhibit 10.2

SECURED PROMISSORY NOTE
OF
WAFERGEN, INC.

$1,250,000	January 6, 2014

Wafergen, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of IntegenX Inc., a California corporation (the “Holder”), at the address set forth in Section 8 hereof, in lawful money of the United States of America (“Dollars” or “$”) and in immediately available funds, the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Principal”), plus all accrued and unpaid Interest (as defined below), as set forth in this Secured Promissory Note (this “Note”).  This Note is delivered pursuant to, and subject to the terms and conditions of, the Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) by and between the Company and Holder.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Company and, by the acceptance of this Note, the Holder agree:

    1.           Principal; Interest; Prepayment.

    (a)           Principal.  Principal shall be due and payable in a single installment on January 6, 2017 (the date the Principal shall be due, the “Maturity Date”).

    (b)           Interest. Interest on this Note (“Interest”), during the period from the date hereof through the Maturity Date, shall accrue at a fixed rate of eight per cent (8%) on the outstanding Principal balance, and shall be due and payable in a single installment on the Maturity Date.  Interest shall be calculated on the basis of a 360 day year.  The rate of interest payable under this Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law.  If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided hereunder, then the rate provided for hereunder shall be increased to the maximum rate permitted by applicable law for such period as required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the preceding sentence.

    (c)           Prepayment.

    (i)           Optional Prepayment.  The Principal and Interest may be prepaid, in whole or in part, by the Company at any time, without the consent of the Holder and without premium or penalty.  If prepaid in part, such prepayment will be applied first to accrued but unpaid interest and then to unpaid principal.

    (ii)           Mandatory Prepayment.  If the Company or WaferGen Bio-Systems, Inc., a Nevada corporation and the sole member of the Company (“Parent”), completes an equity offering yielding net cash proceeds to the Company or Parent of at least $15,000,000 (a “Qualifying Equity Offering”), then the Principal and Interest shall be prepaid, without premium or penalty, by the Company within forty-five (45) days of the closing of the Qualified Equity Offering.

2.           Security Agreement.  The Company’s performance of this Note is secured pursuant to that certain Security Agreement of even date herewith by and between Company and Holder (the “Security Agreement”).

3.           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Company shall fail to pay when due (whether upon acceleration or otherwise) the Principal of, or Interest on, this Note and such failure to pay is not remedied within five (5) Business Days following written notice (as defined below);

(b)           the Company is in material breach of the Security Agreement, which breach shall not have been cured within fourteen (14) days after receipt of written notice thereof.

(c)           the Company shall commence a voluntary case or other proceeding seeking liquidation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for itself or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing;

(d)           an involuntary case or other proceeding shall be commenced against the Company seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for them or any substantial part of their property, and such involuntary case or other proceeding shall remain undismissed for a period of ninety (90) days; or an order for relief shall be entered against the Company under bankruptcy laws as now or hereafter in effect; or

(e)           any of the preceding events set forth in Subsections (c) or (d) occurs with respect to the Parent,

then, and in every such event the Holder may, by written notice to the Company, declare this Note (together with accrued Interest thereon) to be, and the Principal (together with accrued Interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.  As used herein, a “Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to be closed in the State of California.

4.           Payments; Extension of Maturity. All payments of the Principal and Interest to be made by the Company in respect of this Note shall be made in Dollars by wire transfer to an account designated by the Holder by written notice to the Company.  All amounts payable under this Note shall be subject to reduction by reason of Company’s or Parent’s setoff or counterclaim including pursuant to Section 6.6 of the Purchase Agreement.  If the Principal and accrued and unpaid Interest become due and payable on any day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day, and to such payable amounts shall be added the Interest which shall have accrued during such extension period at the rate per annum herein specified. Upon payment of the Principal and accrued Interest, Holder’s rights under the Security Agreement and the Guaranty shall immediately terminate.

5.           Replacement of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Company shall make and deliver to the Holder a new note of like tenor in lieu of this Note.  Upon request by the Holder, the Company shall amend this Note and deliver to the holders a replacement note reflecting any decrease in the Principal pursuant to the terms of this Note.  Any replacement note made and delivered in accordance with this Section 5 shall be dated as of the date hereof.

6.           No Waivers by Delay or Partial Exercise.  No delay by the Holder in exercising any powers or rights hereunder shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

7.           Further Assurances.  The Holder and the Company agree to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Note.

8.           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to the Holder:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile: (925) 574-7373
Attention: President

with a copy to:	IntegenX Inc.
5720 Stoneridge Drive, Suite 300
Pleasanton, California 94588
Facsimile: (925) 574-7373
Attention: General Counsel

If to the Company:	Wafergen, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555
Facsimile: (510) 793-8992
Attention: Ivan Trifunovich

with a copy to:	K&L Gates LLP
4350 Lassiter at North Hills Avenue, Suite 300
Raleigh, North Carolina 27609
Facsimile: (919) 516-2028
Attention: D. Scott Coward, Esq.

Any of Company or Holder may change the address(es) to which notices to it are to be sent by giving notice of such change to the other party in accordance with this Section 8.

      9.           Headings.  Headings used in this Note are inserted for convenience only and shall not affect the meaning of any term or provision of this Note.

  10.           Assignment.  This Note and the rights and obligations hereunder shall not be assignable or transferable by the Holder without the prior written consent of the Company.   Any instrument purporting to make an assignment in violation of this Section 10 shall be void.

  11.           Miscellaneous.  This Note shall inure to the benefit of the Company and the Holder, and all their respective successors and permitted assigns.  Nothing in this Note is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note or any provision herein contained.

  12.           GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

WAFERGEN, INC.
By:	/s/ Ivan Trifunovich
Name:	Ivan Trifunovich
Title:	Chief Executive Officer

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